UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A
 AMENDMENT NO. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Gilead Sciences, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-19731	94-3047598
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 Lakeside Drive Foster City, California	94404
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (650) 574-3000

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box: ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box: ☒

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None

Securities to be registered pursuant to Section 12(g) of the Act: Preferred Share Purchase Rights

Gilead Sciences, Inc. (the Company) hereby amends its Registration Statement on Form 8-A filed with the Securities and Exchange Commission on November 22, 1994 as follows:

Item 1.	Description of Registrant's Securities to be Registered

On September 14, 2012, the Board of Directors of Gilead Sciences, Inc. (the Company) approved the third amendment (the Amendment), effective September 14, 2012, to the Company's Amended and Restated Rights Agreement, dated as of October 21, 1999, as amended (the Rights Agreement), between the Company and Computershare Shareowner Services LLC.

The Amendment accelerates the expiration date of the rights issued pursuant to the Rights Agreement to September 14, 2012. Accordingly, as of 5:00 p.m. Pacific Time on September 14, 2012, the rights issued under the Rights Agreement will expire and will no longer be outstanding and the Rights Agreement will terminate as of that time.

The foregoing summary of the Amendment is a general description only, does not purport to be complete and is qualified in its entirety by the full text of the Amendment, which is filed as Exhibit 4.2 to this Form 8-A/A, and is incorporated herein by reference.

Item 2	Exhibits

Exhibit Number	Description
4.2
Third Amendment, dated as of September 14, 2012 to Amended and Restated Rights Agreement, dated as of October 21, 1999, as amended, between Gilead Sciences, Inc. and Computershare Shareowner Services LLC (as successor to Mellon Investor Services LLC and ChaseMellon Shareholder Services, L.L.C.) (incorporated herein by reference to Company's Current Report Form 8−K filed on September 14, 2012).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GILEAD SCIENCES, INC.

By: /s/ Robin L. Washington
Name: Robin L. Washington
Title: Senior Vice President and
Chief Financial Officer

Dated: September 14, 2012